Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124647) pertaining to the Teekay LNG Partners L.P. 2005 Long Term Incentive Plan and in the Registration Statement (Form F-3 No. 333-137697) and related prospectus of Teekay LNG Partners L.P. for the registration of up to $400,000,000 in total aggregate offering price of an indeterminate number of common units and debt securities of our report dated March 12, 2008, except for Note 17, as to which the date is November 28, 2008, with respect to the consolidated financial statements of Teekay LNG Partners L.P. and its subsidiaries and our report dated March 12, 2008, except for paragraphs 5 through 7 of Management’s Annual Report on Internal Control Over Financial Reporting (as restated), as to which the date is November 28, 2008, on the effectiveness of internal control over financial reporting of Teekay LNG Partners L.P., and our report dated March 12, 2008, except for Notes 14 and 15, as to which the date is November 28, 2008, on the consolidated balance sheet of Teekay GP L.L.C., included in the Annual Report (Form 20-F/A) for the year ended December 31, 2007.

Vancouver, Canada	/s/ ERNST & YOUNG LLP
November 28, 2008	Chartered Accountants